Exhibit 10.1

BUSINESS PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 1, 2000 between Senior-Inet, Inc., a Colorado corporation (“Buyer”), and Stan Mingus (“Seller”), sole proprietor of Senior-Inet (“Business”).

W I T N E S S E T H:

        WHEREAS, this Agreement sets forth the terms and conditions upon which Seller is willing to sell and Buyer is willing to purchase Seller's Business.

        NOW THEREFORE, in consideration of the mutual promises of the parties, in reliance on the representations, warranties, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1.         PURCHASE AND SALE OF BUSINESS

1.1	Purchase and Sale of Business. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, at Closing all of Seller’s assets, properties, rights, claims and goodwill, of every kind, character and description, tangible and intangible, real and personal, wherever located and whether or not reflected on the books and records of Seller, which are used in the Business, except for cash held in any business checking or savings account. Assets shall include, but not be limited to all furniture, furnishings, fixtures, machinery, equipment, inventory, trade accounts receivable, customer lists, data bases, trade secrets, methods, inventions and other know-how, and patents, trademarks, service marks, trade names (including the name “Senior-Inet”) and copyrights, goodwill, books, records, licenses and permits.

1.2	Liquidation of Liabilities. At Closing, Seller shall liquidate all liabilities associated with the Business.

1.3	Amount of Purchase Price. In consideration for Seller’s sale of assets, Buyer will deliver $5,000 in cash to Seller and enter into a Profit Participation Agreement, the terms and conditions of which are outlined below, at Closing.

1.4	Profit Participation Agreement. Buyer will execute a Profit Participation Agreement, a copy of which is attached, wherein Buyer agrees to pay, as part of the Purchase Price, $32,000 once the Business has generated over $400,000 in gross revenues in any consecutive 12-month period within three years from Closing.

1.5	Advance Compensation Deposit. Buyer agrees to deposit $6,000 in an interest bearing account at a financial institution of Seller’s choosing to be used as the first year compensation for Stan Mingus. Buyer agrees to disburse $500 per month from such interest bearing account to Stan Mingus as compensation for his services pursuant to an Employment Agreement, a copy of which is attached hereto.

1.6	Compliance with Bulk Sales Laws. Buyer and Seller waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in connection with the transactions contemplated by this Agreement. Seller shall indemnify Buyer from, and hold it harmless against, any claims, actions, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees) resulting from or arising out of the parties’ failure to comply with any of such laws in respect of the transactions contemplated by this Agreement.

2.         CLOSING AND POST-CLOSING MATTERS

2.1	Time and Place. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 1, 2000 at 10:00 a.m. Mountain Time (the “Closing Date”) or upon completion of an audit of Seller’s books and records, whichever event occurs last, at the principal offices of Buyer in Lakewood, Colorado, or such other time and place as Buyer and Seller shall mutually agree.

2.2	Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver to Seller the following:

(a)	an executed Profit Participation Agreement, a copy of which is attached hereto;

(b)	the other agreements, opinions, certificates and other documents referred to in herein;

(c)	records and certification indicating that $6,000 has been deposited to a financial institution of Seller’s choosing pursuant to section 1.5 above; and

(d)	$5,000 in cash to Seller.

2.3	Seller’s Deliveries at Closing. At the Closing, Seller shall deliver to Buyer the following:

(a)	a Bill of Sale and such other instruments of conveyance, assignment, transfer, in form and substance reasonably satisfactory to buyer’s counsel, as shall be effective to transfer and assign to, and vest in, Buyer all of the assets and the business known as Senior-Inet;

(b)	the other agreements, opinions, certificates and other documents referred to in herein.

2.4	Employment Matters. At Closing, Buyer shall offer employment to Stan Mingus and Stan Mingus will accept such employment in accordance with the terms and conditions of an Employment Agreement, a copy of which is attached hereto.

3.         COVENANTS OF SELLER PENDING CLOSING

Seller covenants and agrees with Buyer that from the date of this Agreement to the Closing:

3.1	Confidentiality. Unless and until the Closing has been consummated, Seller shall hold, and shall cause its employees, agents and representatives to hold in confidence any confidential data or information of Buyer made available to Seller in the course of its discussions with Buyer in connection with this Agreement, using the same standard of care to protect such confidential data or information as is used to protect Seller’s confidential information. If the transactions contemplated by this Agreement are not consummated, Seller shall return or cause to be returned to Buyer all written materials and all copies thereof that were supplied to Seller by Buyer and that contain any such confidential data or information.

3.2	No Shopping. Seller shall not negotiate with any other person, or solicit or entertain any proposal, or furnish to any other person any information, concerning the acquisition in any form of the Assets or Business or a material interest therein, other than Buyer.

4.         COVENANTS OF BUYER PENDING CLOSING

Buyer covenants and agrees with Seller that from the date of this Agreement to the Closing:

4.1	Confidentiality. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its employees, agents and representatives to hold in confidence any confidential data or information of Seller made available to Buyer in the course of its discussions with Seller in connection with this Agreement, using the same standard of care to protect such confidential data or information as is used to protect Buyer’s confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Buyer by Seller and that contain any such confidential data or information.

5.         CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to close is subject to the fulfillment of each of the following conditions precedent (any of which may be waived by Buyer), and Seller shall use its best efforts to cause each condition to be fulfilled:

5.1	No Material Adverse Change. Since the date of this Agreement, no event or development has occurred, and no condition has arisen, that has had or could reasonably be expected to have a Material Adverse Effect.

5.2	Key Employee Agreements. Stan Mingus (“Key Employees”) shall have executed and delivered to Buyer an employment agreement, containing or accompanied by a non compete and confidentiality agreement, in form and substance acceptable to Buyer in its sole discretion.

5.3	Audit. This contract is conditioned upon an audit of the Business’ books and records by an independent accountant. In the event the audit does not reflect the representations made by Seller, Buyer is not obligated to consummate the transaction contemplated herein.

6.	CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE. Seller’s obligations to close is subject to Buyer delivering payment as provided in Section 1.

7.	INDEMNIFICATION. Seller and Buyer agree to indemnify, defend and hold harmless each other, their shareholders, officers, directors, employees and agents, and their respective successors and assigns, from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities (including, without limitation, tax liabilities), arising out of or relating to (i) any liability, obligation or commitment of Buyer and Seller, (ii) the conduct of, or conditions existing with respect to, the Business prior to Closing, and (iii) any misrepresentation or breach of warranty or covenant made by Buyer and Seller in this Agreement.

8.         MISCELLANEOUS

8.1	Termination. This Agreement may be terminated by written notice of termination at any time prior to the Closing, as follows:

(a)	by mutual consent of Seller and Buyer;

(b)	by Buyer, (A) at any time if the representations and warranties of Seller contained herein were incorrect in any material respect when made or at any time thereafter, (B) upon the material breach by Seller of any covenant made herein and cannot be cured within 30 days of breach or (C) upon written notice to Seller given at any time after December 1, 2000 If all of the conditions precedent set forth in Section 7 hereof have not been met; or

(c)	by Seller, (A) at any time if the representations and warranties of Buyer contained herein were incorrect in any material respect when made or at any time thereafter, (B) upon the material breach by Buyer of any covenant of Buyer made herein and cannot be cured within 30 days of breach or (C) upon written notice to Seller given at any time after December 1, 2000 If all of the conditions precedent set forth in Section 7 hereof have not been met.

8.2	Notices.

(a)	All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given upon receipt by (1) personal delivery, (2) telephonically confirmed fax, (3) receipted courier service or (4) certified or registered mail, return receipt requested, addressed as shown below. Refusal to accept delivery shall be deemed receipt. All notices shall be directed to the following addresses:

(i) if to Seller:
              Stan Mingus
              Senior-Inet
              981 Windsor Avenue
              Canon City, CO 81212

(ii)         if to Buyer:
              Senior-Inet, Inc.
              P. O. Box 370912
              Denver, Colorado 80237
              Phone: (303) 523-6794
              Fax: (303) 767-3980
Attn: Steve Sinohui

(b)	Any party hereto may change the address to which notices shall be directed under this Section 11.3 by giving written notice of such change to the other party.

8.3	Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

8.4	Governing Law: Binding Effect. This Agreement each of the other Documents have been delivered to and shall be deemed to have been made in Denver, Colorado, and shall be interpreted, and the rights and liabilities of the parties hereto shall for all purposes be governed by and construed and enforced without giving effect to the principles of conflicts of laws, in accordance with the laws of the State of Colorado applicable to agreements executed, delivered and performed within such State.

8.5	Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

8.6	Drafting Party. This Agreement expresses the mutual intent of the Buyer and Seller. Accordingly, regardless of the party preparing any document, the rule of construction against the drafting party shall have no application to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers as of the day and year first above written.

STAN MINGUS                                                                                              SENIOR-INET, INC.

____________________________________                                                   By: Steve Sinohui, President